Exhibit 99.1

Unified Grocers, Inc. Executive Insurance Plan

First Amendment to the Amended and Restated Split-Dollar Agreement

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED SPLIT-DOLLAR AGREEMENT (the “Amendment”) is entered into effective as of July 18, 2016 by and between Unified Grocers, Inc., a California Corporation (the “Employer”) and Robert M. Ling Jr. (the “Employee”).  Except where otherwise defined herein, the capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in, and all Section references contain herein shall refer to, the Agreement (as such term is defined in Recital A below).  This Amendment is made with reference to the following facts and circumstances:

RECITALS

A.The Employer and Employee previously entered into that certain Amended and Restated Split-Dollar Agreement dated as of May 29, 2013 (the “Agreement”) under the Unified Grocers, Inc. Executive Insurance Plan.

B.The Employer previously secured two Policies under the Agreement in order to provide the death benefit set forth under Section 4 of the Agreement to Employee’s designated beneficiary (the “Death Proceeds”).

C.Pursuant to Section 9 of the Agreement, the parties hereto desire to amend the Agreement to remove Policy# 1563807 from the Agreement’s Policy Endorsement as the proceeds payable under the remaining Policy are sufficient to fund the Death Proceeds.

NOW, THEREFORE, with reference to the foregoing recitals, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.The “Application or Policy No.” field in the Policy Endorsement to the Agreement shall read as follows:

“Application or Policy No.:1550652 (the “Policy”)”

2.Continuation of Agreement.  Except as expressly modified hereby, all other terms and provisions of the Agreement, including the Policy Endorsement, shall remain in full force and effect, are incorporated herein by this reference, and shall govern the conduct of the parties hereto.

3.Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original Amendment, but all of which, taken together, shall constitute one (1) and the same Amendment, binding on the parties hereto.  The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Amended and Restated Split-Dollar Agreement as of the date set forth below.

EMPLOYER: UNIFIED GROCERS, INC.

8/03/16	/s/Michael F. Henn
Date	Signature

Michael F. Henn
Executive Vice President & Chief Financial Officer

EMPLOYEE:

7/19/16	s/Robert M. Ling Jr.
Date	Signature

Robert M. Ling Jr.
Type or Print Name

[Signature Page to First Amendment to the Amended and Restated Split-Dollar Agreement]